AUTOTRADECENTER.COM INC. RECEIVES $5 MILLION EQUITY
INFUSION

AutoTradeCenter.com Inc. (OTC BB:AUTC - NEWS) announced today that it closed a second round of financing for $5 million from three investor groups representing private investors. With the addition of this equity funding the Company intends to immediately pursue its application for its stock to be traded on NASDAQ.

The Company will utilize the funds for expansion of operations and additional working capital needs. A registration statement will be filed with the SEC within 30 days to register the underlying securities to be issued under the terms of the funding agreement.

Company President Roger L. Butterwick stated, "We are pleased to have the support of the investment community and specifically the commitment made by our most recent private investors. This funding enables us to move forward in the execution of our business plan and, more significantly, allows us to actively pursue our application to NASDAQ. Excitement continues to build in the way our company is revolutionizing the automotive Internet business- to-business marketplace. I think the investment community will heartily embrace our approach to providing e-automotive solutions."

AutoTradeCenter.com is a leading Internet-based "business-to-business" automotive wholesale and remarketing company. On its web site, WWW.AUTOTRADECENTER.COM, the company markets its services to its national dealer base, to automotive lease and rental companies, and to banks and financial institutions across the U.S. who can use the site's many features for more efficient buying, selling and trading. The site also is designed to provide large dealership groups a virtual private network internal inventory service through controlled security access.

For   more    information   on    AutoTradeCenter.com    Inc.,    please   visit
HTTP://WWW.AUTOTRADECENTER.COM/.

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

Contact:

de Jong & Associates
Ron de Jong
Phone (877) 943-9065
Fax (760) 943-7164
email AUTOTRADECENTER@DEJONG.ORG
HTTP://WWW.DEJONG.ORG



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